intelleflex

August 12, 2013

Peter Mehring
1936 Colleen Drive
Los Altos, CA 94024

Re: Offer of Employment by Intelleflex Corporation.

Dear Peter:

I am very pleased to confirm our offer to you of employment with Intelleflex Corporation (the "*Company*") for the position of **CEO and President** reporting to the Board of Directors. The terms of our offer and the benefits currently provided by the Company are as follows:

1. **Starting Salary**. Your starting base salary will be **$300,000.00** Annual Salary ($12,500.00 per semi-monthly pay period).

2. **Start Date.** The formal start date is predicated on completing the acquisition of the Company by EcoArk Acquisition Sub Corp. ("EcoArk"). and would be effective the business day following the close. As part of your acceptance, please confirm your availability for this start date.

3. **Benefits**. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time.

Our benefits, payroll, and other human resource management services are provided through TriNet HR Corporation, a professional employer organization. As a result of Intelleflex Corporation's arrangement with TriNet, TriNet will be considered your employer of record for these purposes and the Board of Directors here at Intelleflex Corporation will be responsible for directing your work and reviewing your performance at Intelleflex Corporation.

The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future.

4. **Confidentiality**. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Employee Invention Assignment and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you under the Plan (as defined below) and the Company's Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

6. **Options**. We will recommend to the Board of Directors of the Company that you be granted the opportunity to purchase up to **10% of fully diluted shares post closing on Series A in September, 2013** of Common Stock of the Company under our 2003 Stock Equity Incentive Plan (the "*Plan*") at the fair market value of the Company's Common Stock, as determined by the Board of Directors on the date the Board approves such grant. In addition, we will recommend to the Board of Directors of the Company that you be granted a warrant for **5% of the fully diluted post closing Series A Preferred Stock**. The shares you will be given the opportunity to purchase will vest according to the following schedule:

- 25% of this grant at the end of your first anniversary with the Company
- 1/48 of this grant per month thereafter as long as you remain employed by the Company

However, the grant of such options by the Company is subject to the Board's approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Company's Board of Directors.

7. **At Will Employment**. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without notice and without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any

stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

8. **Authorization to Work**. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

9. **Employment: Termination and Separation Benefits**. Your employment with the Company will be at-will and may be terminated by you or by the Company at any time for any reason, with or without notice and with or without Cause. Upon termination of your employment with the Company for any reason, you will receive payment for all accrued but unpaid salary and vacation as of the date of your termination of employment, and your benefits will be continued under the Company's then existing benefit plans and policies for so long as provided under the terms of such plans and policies as required by applicable law.

If your employment is terminated by the Company without Cause, you will be entitled to receive an amount equal to six (6) months base salary payable over six (6) months in accordance with the Company's payroll policies conditioned upon your execution of a full release and waiver of all claims against the Company, its officers, directors, agents, representatives and affiliates, and in lieu of any other compensation, award or damages with respect to your employment or termination.

In the event that you terminate your employment for Good Reason within twelve (12) months following a Change of Control, you will be entitled to receive: (i) an amount equal to six (6) months base salary payable over six (6) months in accordance with the Company's payroll policies; and (ii) accelerated vesting of a portion of the then remaining granted but not vested options or shares subject to your Option (amount to be set and documented in the employment agreement); in each case conditioned upon your execution of a full release and waiver of all claims against the Company, its officers, directors, agents, representatives and affiliates, and in lieu of any other compensation, award or damages with respect to your employment or termination.

10. **Definitions**. As used in this agreement, the following terms have the following meanings:

(a) "***Good Reason***" means (i) without your written consent, a material reduction in your duties or responsibilities that is inconsistent with your position of **CEO and President**, *provided that* a change in your position of **CEO and President** following a Change in Control (as defined below) shall not constitute Good Reason so long as you retain substantially the same duties and responsibilities following the Change in Control; (ii) without your written consent, a requirement by the Company that you relocate your

principal office to a facility more than 60 miles from its location immediately prior to the Change in Control; or (iii) without your written consent, a material reduction in your base salary (other than in connection with a general decrease in the salary of all executives of the Company).

(b) "***Cause***" means your (i) failure to substantially perform, or gross negligence in the performance of, your duties as determined in good faith by the Company's Board of Directors; (ii) commission of any act of fraud, gross misconduct or dishonesty with respect to the Company; (iii) conviction of, or plea of guilty or "no contest" to, a felony or a crime involving moral turpitude; (iv) material breach of any proprietary information and inventions agreement or similar agreement with the Company; or (v) failure to follow lawful directions of the Board.

(c) "***Change in Control***" means the occurrence of Acquisition or Asset Transfer (each defined in the Company's Restated Certificate of Incorporation, or any successor provision thereof).

11. **Acceptance**. This offer will remain open until **August 16, 2013** or longer by mutual agreement. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read, understood, and agreed to the terms and conditions of this offer letter. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to our Company.

Very truly yours,

[signature]

Randy May, CEO, EcoArk

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

[signature] Peter Mehring

Date signed: 8/15/13